Exhibit 10.33

9721 Sherrill Blvd. | Knoxville, TN 37932
865-560-4447 | fax 865-985-7792
Joseph G. NeCastro	jnecastro@scrippsnetworks.com
Chief Financial & Administrative Officer	assistant: Cindi Bowers | 865-560-4793

August 26, 2014

Mark Hale

9721 Sherrill Boulevard

Knoxville, TN 37932

Re:	Employment Agreement

Dear Mark:

Scripps Networks Interactive, Inc. (the “Company”), either directly or through one of its subsidiaries, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

l. Term. Subject to the provisions for earlier termination provided in paragraph 8 below, the term of your employment hereunder shall become effective as of January 1, 2015 and continue until December 31, 2015; provided that you and the Company may mutually agree to extend the Term on terms and conditions similar to those set forth herein, for two successive periods of one year each. Such period shall be referred to as the “Term,” notwithstanding any earlier termination of your employment for any reason. The Company shall provide you with at least ninety (90) days’ notice prior to the expiration of the Term if the Company does not intend to continue to employ you beyond the expiration of the Term. If the Company does not provide you with such notice and the Company and you do not agree in writing to renew or extend this Agreement or enter into a new employment agreement upon the expiration of the Term, the parties agree that, notwithstanding the expiration of this Agreement, you shall continue to be employed by the Company on an at-will basis which means that either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

2. Duties. You will be the Executive Vice President, Global Operations and Chief Technology Officer, reporting to the Chief Financial and Administrative Officer (“Reporting Senior”). You agree as a member of management to devote substantially all your business time, and apply your best reasonable efforts, to promote the business and affairs of the Company and its affiliated companies during your employment. You will perform such duties and responsibilities commensurate with your position and title during the Term, and as may be reasonably assigned to you from time to time by your Reporting Senior. You shall not, without the prior written consent of the Company, directly or indirectly, during the Term, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof, render services of a business, professional, or commercial nature to any other person or firm, whether for

Mark Hale

August 26, 2014

compensation or otherwise; provided, however, that so long as it does not materially interfere with the performance of your duties hereunder, you may serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious, civic, professional, or trade organizations. Your principal place of employment shall be in Knoxville, Tennessee.

3. Compensation.

(a) Annual Salary. For all the services rendered by you in any capacity under this Agreement, the Company agrees to pay you no less than $560,000 a year in base salary (“Annual Salary”), less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as they may exist from time to time during the Term. In the event this agreement is extended, your Annual Salary may be increased by the Company in conjunction with your annual performance review conducted pursuant to the guidelines and procedures of the Company applicable to similarly situated executives, but in no event shall your Annual Salary be less than the annual salary amount established under this paragraph 3(a) for the immediately previous calendar year.

(b) Annual Incentive. During your employment hereunder, you shall be eligible to participate in the Company’s applicable Annual Incentive Plan, as amended, or any successor to such plan (the “Annual Incentive Plan”) with a target annual incentive opportunity of 50% of your Annual Salary as established under paragraph 3(a) (“Annual Incentive”). The Annual Incentive amount actually paid shall be based on your attainment of, within the range of the minimum and maximum performance objectives, strategic and financial goals established for you by the Company. The Company shall pay to you any Annual Incentive under this paragraph 3(b) in accordance with the terms and subject to the conditions of the Annual Incentive Plan.

(c) Bonus. You will receive a bonus payment in the amount of $250,000, less necessary withholding for taxes, within 30 days of your execution of this Agreement. You will receive a second bonus payment in the amount of $250,000, less necessary withholding for taxes, on January 1, 2016, provided you have not voluntarily terminated your employment without Good Reason or as the result of your death or disability prior to December 31, 2015. If we have mutually agreed to extend the Term of this Agreement until December 31, 2016, you will receive a third bonus payment in the amount of $250,000, less necessary withholding for taxes, on January 1, 2017, provided you have not voluntarily terminated your employment without Good Reason or as the result of your death or disability prior to December 31, 2016. If we have mutually agreed to extend the Term of this Agreement until December 31, 2017, you will receive a fourth bonus payment in the amount of $250,000, less necessary withholding for taxes, on January 1, 2018, provided you have not voluntarily terminated your employment without Good Reason or as the result of your death or disability prior to December 31, 2017.

Mark Hale

August 26, 2014

4. Benefits. During your employment hereunder, you shall be eligible to participate in all equity incentive plans of the Company applicable to similarly situated executives of the Company in accordance with the terms of each plan. During your employment hereunder, you shall also be entitled to participate in any employee retirement, pension and welfare benefit plan or program available to similarly situated executives of the Company, or to the Company’s employees generally, as such plans and programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings, estate preservation and other retirement plans or programs, 401(k), medical, dental, life insurance, short-term and long-term disability insurance plans, accidental death and dismemberment protection, travel accident protection, and all other plans that the Company may have or establish from time to time and in which you would be entitled to participate under the terms of the applicable plan for similarly situated executives. This provision is not intended, nor shall it have the effect of, reducing any benefit to which you were entitled as of the effective date of this Agreement. However, this provision shall not be construed to require the Company to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement. You shall be entitled to be reimbursed by the Company for tax and financial planning up to a maximum net amount of $10,000 per year. In addition, the Company shall pay the cost of an annual “senior executive” physical examination.

5. Business Expenses. During your employment hereunder, upon delivery of proper documentation in accordance with the Company’s expense reimbursement policy, the Company shall reimburse you for reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to similarly situated executives of the Company.

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which you may qualify that are provided to any other similarly situated executives. Amounts that are vested benefits or that you are otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7. Non-Competition, Confidential Information, Etc.

(a) Non-Competition. You agree that your employment with the Company is on an exclusive basis and that, while you are employed by the Company, you will not engage in any other business activity that would otherwise conflict with your duties

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August 26, 2014

and obligations (including your commitment of substantially all business time) under this Agreement. You agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of the Company, or for any customer of the Company, without the prior written consent of the Company; provided, however, that this provision shall not prevent you from investing as a less-than-one-percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Term, unless earlier terminated as set forth in Sections 8(b) or (c) as well as twelve (12) months after your employment with the Company terminates for any reason, or on such earlier date as you may make the election under paragraph 7(i) (which relates to your ability to terminate your obligations under this paragraph 7(a) in exchange for waiving your right to certain compensation and benefits).

(b) Confidential Information. You agree that, during the Term or at any time thereafter: (i) you shall not use for any purpose other than the duly authorized business of the Company, or disclose to any third party, any information relating to the Company or any of its affiliated companies which is proprietary to the Company or any of its affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with the Company’s policies); and (ii) you will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which: (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

(c) No Solicitation or Interference. You agree that, during the Term and for one (1) year thereafter, no matter how the Term ends, you shall not, directly or indirectly: (i) employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee, independent contractor or consultant of the Company or any of its affiliated companies; or (ii) interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of the Company or any of its affiliated companies with any talent, production companies, vendors, advertisers (including, without limitation their agencies or representatives), sponsors, distributors, customers, suppliers, agents, consultants or independent contractors.

(d) Ownership of Works. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services to the Company or any of its affiliates during your employment with

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August 26, 2014

the Company and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner the Company determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and the Company shall have the right to use the work in perpetuity throughout the universe in any manner the Company determines in its sole discretion without any further payment to you. You shall, as may be requested by the Company from time to time, do any and all things which the Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate your Reporting Senior or his designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 7(d) is subject to, and does not limit, restrict, or constitute a waiver by the Company or any of its affiliated companies of any ownership rights to which the Company or any of its affiliated companies may be entitled by operation of law by virtue of being your employer.

(e) Litigation.

(i)

You agree that, during the Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, and except as may be required by law or legal process: (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company’s Chief Legal Officer; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matter, either through formal legal process such as a subpoena or by informal means

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August 26, 2014

such as interviews, you shall promptly notify the Company’s Chief Legal Officer before providing any information or documents.

(ii)	You agree to cooperate with the Company and its attorneys, both during employment and during the five (5) year period following termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, the Company will: (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

(iii)	Except as required by law or legal process, or as requested by the Company’s Chief Legal Officer, you agree that you will not testify in any lawsuit or other proceeding which directly or indirectly involves the Company or any of its affiliated companies that was not filed by you, or which may create the impression that such testimony is endorsed or approved by the Company or any of its affiliated companies. In all events, you shall give advance notice to the Company’s Chief Legal Officer that you will be testifying promptly after you become aware that you may be required to provide it. The Company expressly reserves its attorney-client and other privileges except if expressly waived in writing.

(f) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company or any of its affiliated companies shall remain the exclusive property of the Company. In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy either may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may directly owe to the Company or any of its affiliated companies at the time of or subsequent to the termination of your employment with the Company; and (ii) the reasonable value of the Company property which you retain in your possession after the termination of your employment with the Company. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

Mark Hale

August 26, 2014

(g) Non-Disparagement. During the duration of your employment and for one (1) year following the termination thereof for any reason, you shall not make, nor cause any one else to make or cause on your behalf, any public disparaging or derogatory statements or comments regarding the Company or its affiliated companies, or its officers or directors; likewise, the Company’s officers will not make, nor cause any one else to make, any public disparaging or derogatory statements or comments regarding you.

(h) Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You and the Company acknowledge and agree that your violation of one or all of paragraphs 7(a) through (h) of this Agreement will result in irreparable damage to the Company and/or its affiliated companies and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.

(i) Survival; Modification of Terms. The obligations set forth under paragraphs 7(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 7(a) (but not under any other provision of this Agreement) shall cease if you terminate your employment for Good Reason or the Company terminates your employment without Cause and you notify the Company in writing, prior to the Company’s payment of any severance benefits in accordance with paragraph 8(e)(i) through (vii) and pursuant to terms of the Company’s Executive Severance Plan, that you have elected to waive your right to receive termination payments and benefits in accordance with paragraph 8(e)(iii) through (vii) and payable pursuant to the terms of the Company’s Executive Severance Plan. You and the Company agree that the restrictions and remedies contained in paragraphs 7(a) through (h) are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable. For avoidance of doubt, you will not be required to waive your rights to receive the payment under paragraphs 8(e)(iii) if you wish to be released from paragraph 7(a).

8. Termination.

(a) Termination for Cause. The Company may, at its option, terminate your employment under this Agreement for Cause and thereafter shall have no obligations under this Agreement, including, without limitation, any obligation to pay Annual Salary or Annual Incentive or provide benefits, excluding any and all

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August 26, 2014

earned and/or vested compensation and/or benefits. “Cause” shall mean exclusively: (i) embezzlement, fraud or other conduct that would constitute a felony (other than traffic-related citations); (ii) willful unauthorized disclosure of Confidential Information; (iii) your material breach of this Agreement; (iv) your gross misconduct or gross neglect in the performance of your duties hereunder; (v) your willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (vi) your willful and material violation of the Company’s written conduct policies, including but not limited to the Company’s Employment Handbook and Ethics Code. The Company will give you written notice prior to terminating your employment pursuant to (iii), (iv), (v), or (vi), of this paragraph 8(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have twenty (20) business days from the giving of such notice within which to cure any failure, breach or refusal under (iii), (iv), (v), or (vi) of this paragraph 8(a); provided, however, that, if the Company reasonably expects irreparable injury from a delay of twenty (20) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

(b) Good Reason Termination. You may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice to the Company in accordance with the Company’s Executive Severance Plan. “Good Reason” shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Disability) exclusively: (i) a material diminution in your Annual Salary or target Annual Incentive opportunity; (ii) a material diminution in your authority, duties, or responsibilities; including, but not limited to, the elimination of your current international responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report, (iv) a requirement that you report to someone else other than your Reporting Senior or similar positions then in effect that results in a material change in your reporting structure that result in your Reporting Senior no longer being a direct report to the Chief Executive Officer of the Company; (v) a material diminution in the budget over which you retain authority (except for good faith budget adjustments necessitated by the legitimate business needs of the Company); (vi) a material change in geographic location at which you must perform services under this Agreement from the Company’s offices at which you were principally employed; or (vii) any other action or inaction that constitutes a material breach by the Company of the terms of the Agreement. Notwithstanding the foregoing, no event described above shall constitute Good Reason unless: (1) you give notice of termination for Good Reason to the Company in accordance with the Company’s Executive

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August 26, 2014

Severance Plan specifying the condition or event relied upon for such termination within ninety (90) calendar days after the initial existence of such event; and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) calendar days after receipt of such notice.

(c) Termination Without Cause or for Disability. The Company may terminate your employment under this Agreement without Cause or for “Disability” (defined by reference to the employee long-term disability plan of the Company or a subsidiary that covers you) at any time during the Term by written notice to you in accordance with the Company’s Executive Severance Plan at least thirty (30) days prior to the date of such termination.

(d) Termination as a Result of Death. Your employment with the Company shall terminate in the event of your death.

(e) Termination Payments/Benefits. Subject to paragraph 7 and, as applicable, paragraph 9, and pursuant to the terms, and subject to the conditions, of the Company’s Executive Severance Plan, but in no event less than the benefits as provided in this Agreement, in the event that your employment terminates under paragraph 8(b), (c) or (d), you (or your estate or legal representative, if applicable) shall thereafter receive the following benefits (in each case less applicable deductions and withholding taxes):

(i)	Accrued Benefits: The portion of your Annual Salary earned, but not yet paid, through your Date of Termination; any Annual Incentive earned, but not yet paid, for a completed fiscal year preceding the Date of Termination; and any accrued paid vacation, sick leave, sabbatical, holiday and other paid-time off, to the extent not yet paid (collectively, the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 30 calendar days after your Date of Termination, or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan.

(ii)	Pro-Rated Annual Incentive. A Pro-Rated Annual Incentive, which shall be paid in a single lump sum at the same time that payments are made to other participants in the annual incentive plan for that fiscal year (pursuant to the terms of the applicable plan but in no event later than March 15 of the fiscal year immediately following the fiscal year during which your Date of Termination occurs), or as otherwise may be provided in a valid deferral election made pursuant to the terms of the Company’s deferred compensation plan, and shall be in lieu of any annual incentive that you would have otherwise been entitled to receive under the terms of the annual incentive plan covering you for the fiscal year during which your Date of Termination occurs.

Mark Hale

August 26, 2014

(iii)	Severance Payment. As additional severance (and not in lieu of any annual incentive for the fiscal year in which your Date of Termination occurs), a severance payment equal to 1.5 times the sum of your Base Salary and Target Annual Incentive. The severance shall be paid in a single lump sum within 20 calendar days after the Release Deadline.

(iv)	Health Care Coverage. As long as you (or your estate or legal representative) pays the required full monthly premiums for coverage, the Company shall provide you and, as applicable, your eligible dependents with continued medical and dental coverage, on the same basis as provided to Company’s active executives and their dependents for 1.5 years (or, if earlier, until you first become eligible for any such coverage under a plan maintained by another employer or your spouse’s employer) (the “Benefit Continuation Period”). In addition, within 20 calendar days after the Release Deadline, the Company shall pay to you a lump sum cash payment equal to 18 times the monthly medical and dental premiums based on the level of coverage in effect for you (e.g., employee only or family coverage) on the Date of Termination; provided, however, that to the extent necessary to avoid a violation of Section 409A, any cash payment attributable to medical and dental insurance premiums for periods more than 18 months after your Date of Termination, shall be paid in monthly installments at the same time that such premiums are due and payable. The Benefit Continuation Period shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act.

(v)	Life Insurance. The Company shall take all steps reasonably necessary to continue the life insurance coverage applicable to you on your Date of Termination (and if the policy cannot be continued in its then-current form, the Company shall exercise any required conversion features to continue the policy), at no cost to you, for 1.5 years following your Date of Termination. The amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer.

(vi)	Financial Planning. An net amount of $10,000, which is intended to cover the approximate cost of financial planning services for you for a period of one year after your Date of Termination. This financial planning stipend shall be paid in a single lump sum within 20 calendar days after the Release Deadline.

(vii)	Outplacement. The Company shall, at its sole expense as incurred, provide you with outplacement services from a recognized outplacement service provider for 12 months, the scope of such services to be determined in the sole discretion of the Company.

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August 26, 2014

(f) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(e) with respect to medical and dental benefits and life insurance), participation in all the Company benefit plans and programs will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs.

(g) Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of the Company. If, for any reason, this paragraph 8(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of the Company, any documents or instruments which the Company may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of the Company to execute any such documents or instruments as your attorney-in-fact.

9. Severance Contingent On Release. Any compensation and benefits to be provided under the Company’s Executive Severance Plan and described in paragraph 8(e)(ii), (iii), (iv), (v), (vi) or (vii) shall be provided only if you (or in the case of your death or Disability, your legal representative, if applicable) execute and do not later revoke or materially violate a release of claims the form of that certain Form of Release attached to the Company’s Executive Severance Plan (with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law) (the “Release”). The Release must be executed by you and become effective and irrevocable in accordance with its terms no later than the fifty-second (52nd) day following termination of your employment (the “Release Deadline”).

10. Change in Control Protections. You shall be included in and covered by the Company’s Executive Change in Control Plan, which is incorporated herein by reference. Your Termination Pay Multiple, as defined in the Change in Control Plan, will be at least “2.0”. In the event that such plan is terminated or you are excluded from the plan for any reason during the Term, the Company agrees to promptly amend this Agreement so that you are similarly covered and eligible for the same benefits and protection thereunder.

11. Company’s Policies. You agree that, during your employment hereunder, you will comply in all material respects with all of the Company’s written policies, including, but not limited to, the Company’s Employee Handbook and Code of Ethics.

Mark Hale

August 26, 2014

12. Indemnification; Liability Insurance. If you are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you were an officer, director, employee, or agent of the Company or any of its affiliated companies, or were serving at the request of or on behalf of the Company or any of its affiliated companies, the Company shall indemnify and hold you harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Code of Regulations or, if greater, by the laws of the State of Tennessee, against all costs, expenses, liabilities and losses you incur in connection therewith. Such indemnification shall continue even if you have ceased to be an officer, director, employee or agent of the Company or any of its affiliated companies, and shall inure to the benefit of your heirs, executors and administrators. The Company shall reimburse you for all costs and expenses you incur in connection with any Proceeding within twenty (20) business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with such expenses. In addition, the Company agrees to maintain a director’s and officer’s liability insurance policy or policies covering you at a level and on terms and conditions no less favorable than the Company provides it directors and senior-level officers currently (subject to any future improvement in such terms and conditions), until such time as legal or regulatory action against you are no longer permitted by law.

13. Notices. All notices under this Agreement must be given in writing, by personal delivery facsimile or by mail, if to you, to the address shown on this Agreement (or any other address designated in writing by you), with a copy to any other person you designate in writing, and, if to the Company, to your Reporting Senior to the address shown on this Agreement (or any other address designated in writing by the Company), with a copy, to the attention of the Company’s Chief Legal Officer. Any notice given by mail shall be deemed to have been given three (3) days following such mailing.

14. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you, without the prior written consent of the Company, otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in the immediately following sentence, this Agreement shall not be assignable by the Company without your prior written consent. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. “Company” means the Company as defined in this Agreement and any successor to

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August 26, 2014

its business and/or assets as described above that assumes and agrees to perform this Agreement by operation of law or otherwise.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

16. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

17. Entire Understanding. Except where specifically stated otherwise herein, this Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties. Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in the Company’s Executive Severance Plan.

18. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

19. Deductions and Withholdings. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law.

20. Section 409A of the Code. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code. In particular, any expense eligible for reimbursement must be incurred, or any entitlement to a benefit must be used, during the Term (or the applicable expense reimbursement or benefit continuation period provided in this Agreement). The amount of the reimbursable expense or benefit to which you are entitled during a calendar year will not affect the amount to be provided in any other calendar year, and your right to receive the reimbursement or benefit is not subject to liquidation or exchange for another benefit. Provided the requisite documentation is submitted, the Company will reimburse the eligible expenses on or before the last day of the calendar year following the calendar year in which the expense was incurred.

Mark Hale

August 26, 2014

If the foregoing correctly sets forth our understanding, please sign, date and return an original executed copy to me for our records.

Sincerely yours,

SCRIPPS NETWORKS INTERACTIVE, INC.

Joseph G. NeCastro

Chief Financial and Administrative Officer

ACCEPTED AND AGREED:

Mark Hale

Dated: